Exhibit 5

EDWARD B. WHITTEMORE
860.240.6075 DIRECT TELEPHONE
EWHITTEMORE@MURTHALAW.COM

September 16, 2011

Connecticut Water Service, Inc. 93 West Main Street Clinton, Connecticut 06412

Re:	Connecticut Water Service, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Connecticut Water Service, Inc., a Connecticut corporation (the “Company”), in connection with the Registration Statement on Form   S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), two hundred and fifty thousand (250,000) shares (the “Shares”) of common stock of the Company, without par value (the “Common Stock”) issuable pursuant to the terms of the Company’s Dividend Reinvestment Common Stock Purchase Plan, as amended and restated on August 4, 2011 and effective as of January 1, 2012 (the “Plan”).  This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Plan, (iii) the Amended and Restated Certificate of Incorporation and By-Laws of the Company, each as currently in effect, and (iv) certain resolutions adopted by the Board of Directors of the Company on August 4, 2011 relating to the Plan and the issuance of the Shares and certain related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company or others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. We have made such other investigations of fact and law as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth.

Connecticut Water Service, Inc.
September 16, 2011

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies.

As to various matters of fact material to our opinion, we have relied upon, and assumed the accuracy, completeness and genuineness of, the statements of fact contained in the documents we have examined or made to us by officers or employees of the Company who by reason of their positions would be expected to have knowledge of such facts.  Although we have made no independent investigation of any such facts, nothing has come to our attention which would lead us to believe that such facts are inaccurate.

Members of our firm are admitted to the Bar of the State of Connecticut and do not purport to be experts on, or express any opinion concerning, any law other than the laws of the State of Connecticut and the federal securities laws of the United States.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, upon the effectiveness of the Registration Statement under the Securities Act, and the issuance of the Shares (and delivery of proper stock certificates, if requested) therefor in the manner contemplated under the Plan, the Shares will constitute validly issued, fully paid and nonassessable shares of capital stock of the Company.

This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

This opinion is rendered only as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions.  We undertake no obligation to update or supplement this opinion to reflect any changes in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions as set forth herein.

Connecticut Water Service, Inc.
September 16, 2011

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters”.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

MURTHA CULLINA LLP

By:	/s/ Edward B. Whittemore
Edward B. Whittemore
a Partner of the Firm

cc:	Mr. David C. Benoit
Ms. Kristen A. Johnson